Exhibit 10.3

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of the 9th day of May, 2008, by and among I.C. Isaacs & Company, Inc., a Delaware company (the “Company”), Textile Investment International S.A. (“Textile”), Olivier Bachellerie and Rene Faltz (each individually a “Purchaser” and collectively with Textile, the “Purchasers”).

WITNESSETH:

WHEREAS, the Company desires to issue and sell and the Purchasers desire to purchase from the Company, in the aggregate Two Million Dollars ($2,000,000) of newly issued shares of common stock of the Company (the “Common Stock”); and

WHEREAS, the consummation of the transaction contemplated hereby is conditional upon, among other things, a concurrent purchase by certain members of the Company’s management and executive team of an aggregate of One Hundred Thousand Dollars ($100,000) of newly issued shares of Common Stock, consent from Wachovia Bank, National Association (“Wachovia”), and execution and delivery of the Related Documents (as defined herein);

WHEREAS, the parties hereto desire to set forth certain agreements and certain terms and conditions regarding the sale and purchase of the shares of Common Stock;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Sale and Purchase of Shares; Closing

Section 1.1. Sale and Purchase of Shares; Purchase Price.

(a) Upon the terms and subject to the conditions of this Agreement, the Purchasers agree to purchase from the Company, and the Company agrees to issue and sell to the Purchasers, on the “Closing Date” (as defined herein), 10,000,000 shares of Common Stock (the “Company Shares”) for an aggregate purchase price of Two Million Dollars ($2,000,000) (the “Purchase Price”). Each Purchaser shall purchase that number of the Company Shares and pay that portion of the Purchase Price as is set forth opposite his or its name on Schedule 1 hereto, provided that Textile may designate an Affiliate (as defined herein) to purchase all or a portion of the shares of Common Stock to be purchased by Textile. For the purposes of this Agreement the term “Affiliate” shall mean, as to Textile, any other person controlling, controlled by, under the control of, or under common control with, such person. As used in this definition, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

Section 1.2. Closing.

(a) The closing of the transactions under this Agreement (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (NY time) on the date hereof.

Section 1.3.  Deliveries at Closing. At the Closing:

(a) The Company shall deliver to the Purchasers certificates representing the Company Shares.

(b) Each Purchaser shall deliver to the Company its portion of the Purchase Price for the Company Shares by certified check or wire transfer.

(c) The Company shall provide evidence reasonably satisfactory to the Purchasers that the following agreements have been or will be concurrently herewith entered into (and in the case of (ii) and (v) below, the transactions thereunder consummated at Closing): (i) that certain notice of election of extension of employment agreement, (ii) that certain conversion agreement by and between the Company and Textile (the “Conversion Agreement”); (iii) that certain debt forgiveness agreement by and between the Company and Textile; (iv) that certain investor rights agreement between the Company, the Purchasers and Wurzburg Holding S.A. (the “IRA”); (v) that certain stock purchase agreement by and between the Company and Robert. S. Stec and (vi) those two certain license amendment agreements to the men’s and women’s collections, respectively (copies of all such agreements which are attached hereto as Annex A, collectively, the “Related Documents”).

(d) The Company shall provide evidence reasonably satisfactory to the Purchasers that the Wachovia consent (consenting to the transactions contemplated by and the terms of this Agreement and the Related Documents and confirming that the Third Amendment to Loan and Security Agreement remains in full force and effect) has been or will be concurrently with the Closing received.

ARTICLE II

Representations and Warranties of the Company

The Company, represents and warrants to, and covenants and agrees with the Purchasers as follows:

Section 2.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has no subsidiaries other than I.C. Isaacs & Company L.P. and Isaacs Design, Inc. of which both are operating subsidiaries. The subsidiaries are duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and each of its subsidiaries have all requisite corporate power or limited partnership power, as the case may be, and authority to own their properties and assets and carry on their businesses as now conducted, and are duly qualified and in good standing as foreign corporations in each jurisdiction in which the location or nature of their property or the character of their businesses make such qualification necessary, except where the failure to be so qualified would not have a material adverse affect, financial or otherwise, on the business, condition, assets, properties, liabilities or results of operations of the Company or its subsidiaries.

Section 2.2. Corporate Power; Authorization; Binding Agreements. The Company has the corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Documents, the issuance and sale by the Company of the Company Shares hereunder and the consummation by the Company of the transactions contemplated hereby and by the Related Documents have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company. This Agreement, the Related Documents and the other agreements of the Company required to consummate the transactions contemplated hereunder and thereunder have been duly executed and delivered by, and constitute valid and binding obligations of, the Company and are enforceable in accordance with their terms subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting rights and remedies of creditors, and (ii) general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 2.3. Capitalization; Valid Issuance. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 13,740,127 shares are issued and 12,563,418 shares outstanding on the date hereof, and 5,000,000 shares of Preferred Stock, of which no shares are issued and outstanding on the date hereof. Except as disclosed in the Form 10-K (as defined herein), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. The aggregate number of shares of common stock of the Company reserved or required to be reserved by the Company for all such derivative securities, contracts and commitments is 3,250,000. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no preemptive rights with respect to the issuance or sale of the Company Shares or registration rights. All of the presently outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. The Company Shares to be issued hereunder have been duly and validly authorized and, when delivered and paid for pursuant to this Agreement, will be validly issued, fully paid and non-assessable. Assuming the accuracy of the Purchasers’ representations and warranties in Article III, the Company Shares are being offered and sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”). In connection with the offer and sale of the Company Shares, neither the Company, any affiliate of the Company nor any person acting on the Company’s or such affiliates’ behalf has engaged in any form of general solicitation or general advertising, as those terms are used in Rule 502(c) of the Act.

Section 2.4. Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the Related Documents will not conflict with or, with or without notice or the lapse of time, result in any default or in any modification of (i) any provision of the articles of incorporation or by-laws or comparable organizational instruments of the Company or any subsidiary thereof or (ii) the terms of any contract, agreement, obligation, commitment, license, indenture, mortgage, deed of trust, loan or credit agreement or any other agreement or instrument to which the Company or any subsidiary thereof is a party or any of their assets are bound, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company or any subsidiary thereof. The execution, delivery and performance of this Agreement by the Company will not violate any judgment, decree, statute, rule or regulation of any federal, state or local government or agency having jurisdiction over the Company or any subsidiary thereof or any of their assets.

Section 2.5. Brokerage. No broker, finder, agent or similar intermediary has acted on the Company’s behalf in connection with the transactions contemplated by this Agreement and there are no brokerage commissions, finder’s fees or similar items of compensation payable in connection therewith based on any agreement made by or on behalf of the Company. The Company will indemnify and hold the Purchasers harmless from and against any liability or any expense arising out of any such claim.

Section 2.6.  Consents, etc. No consent, approval, waiver or authorization of or designation, declaration or filing with any governmental or regulatory authority or any other person is required in connection with the valid execution and delivery of this Agreement or the Related Documents, the offer, sale and issuance of the Company Shares or the consummation of the transactions contemplated by this Agreement or the Related Documents, except for filings that may be required to comply with applicable federal and state securities laws.

Section 2.7. No Governmental Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding has been instituted or, to the Company’s knowledge, threatened which questions the validity or legality of the transactions contemplated hereby or by the Related Documents or would reasonably be expected to have a material adverse effect on the Company.

Section 2.8. Special Committee. The transactions contemplated by this Agreement, the IRA and the Conversion Agreement have been unanimously approved by the Special Committee of the Board of Directors. The Special Committee has determined, after receiving and based upon the advice of its financial and legal advisors and after consideration of the Company’s limited options for raising external capital and the impact on the Company’s net operating losses, that the consideration to be paid for the Company Shares pursuant to, and the transactions contemplated by, this Agreement, the IRA and the Conversion Agreement, are fair to and in the best interests of the Company’s stockholders and the transactions contemplated by this Agreement, the IRA and the Conversion Agreement are in the best interests of the Company’s creditors. The foregoing determination is reflected in all material respects in the minutes of the meetings of the Special Committee held on April 29, 2008, May 2, 2008 and May 5, 2008, certified copies of which have been provided to the Purchasers.

Section 2.9. Form 10-K. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, in the form delivered to the Purchasers on May 6, 2008 (the “Form 10-K”), has been completed (subject to immaterial non-substantive language changes that might be made prior to filing), except for the Part III information which will be completed prior to May 15, 2008, is in form ready to be filed with the Securities and Exchange Commission (the “SEC”). The Company’s independent registered public accounting firm has confirmed to the Company that such firm’s audit report for the fiscal year ended December 31, 2007 is released to the Company and that such firm will consent to the filing of the Form 10-K with the SEC when the Part III information is inserted. The Form 10-K at the time it is filed will comply as to form in all material respects with the applicable requirements of the Act and the Securities Exchange Act of 1934, as amended, as the case may be, the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder applicable to such Company SEC reports. The Form 10-K does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such Form 10-K, in the light of the circumstances under which they were made, not misleading.

Section 2.10. Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Form 10-K (i) complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements). The consolidated balance sheets (including, in each case, any related notes and schedules) contained in the Form 10-K fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as of the dates indicated and each of the consolidated statements of income and of changes in financial position contained in the Form 10-K (including, in each case, any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein.

Section 2.11. Loan Agreement; No Default. There are no outstanding Defaults or Events of Default (as such terms are defined in the Loan Agreement) under that certain Loan and Security Agreement dated December 30, 2004 (as amended or otherwise modified from time to time, including but not limited to the Third Amendment thereto, the “Loan Agreement”) by and among I.C. Isaacs & Company, L.P., as borrower, the Company and Isaacs Design, Inc., as guarantors, and Wachovia.

Section 2.12. Royalty Deferrals. There are no deferred royalty payments (or interest thereon) owing under the men’s or women’s license agreements between the Company or its subsidiaries and Latitude Licensing Corp. other than the four months of 2008 royalty payments being deferred pursuant to the license amendments which are a part of the Related Documents.

ARTICLE III

Representations and Warranties of the Purchasers

Each Purchaser, severally as to himself, herself or itself only, represents and warrants to, and covenants and agrees with the Company (other than in respect to Section 3.6, Section 3.7 and Section 3.8 which only Textile shall be deemed to so represent and warrant, as to itself) as follows:

Section 3.1. Authorization; Power; Binding Agreements. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action of the Purchasers. The Purchasers have the full right, power and authority to enter into this Agreement. This Agreement constitutes the valid and binding obligation of the Purchasers, enforceable in accordance with its terms subject to the qualifications that enforcement of the rights and remedies hereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.2. Purchase for Investment. The Purchasers are purchasing the Company Shares for their own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Act.

Section 3.3. Unregistered Securities; Legend. The Purchasers understand that the securities to be acquired by them pursuant to this Agreement have not been registered under the Act, and will be issued in reliance upon an exemption from the registration requirements thereof. The Purchasers acknowledge that certificates issued representing the Company Shares shall bear a restrictive legend substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered for sale, sold, transferred or conveyed without registration or an opinion of counsel in form and substance satisfactory to the Company to the effect that such registration is not required.”

Section 3.4. Access to Data; Experience; Accredited Investor. The Purchasers have had an opportunity to discuss the Company’s business plans with the management of the Company, and to ask questions of officers of the Company and to make an independent assessment of their investment in the Company Shares. The Purchasers have substantial experience in evaluating and investing in a nonliquid investment such as the Company Shares and are capable of evaluating the merits and risks of their investment in the Company. The Purchasers are accredited investors as that term is defined in Rule 501 of Regulation D under the Act, and understand that the offer and sale of the Company Shares has been and is being made in reliance upon an exemption from registration under the Act. The Purchasers are able to withstand the loss of their entire investment.

Section 3.5. Brokerage. No broker, finder, agent or similar intermediary has acted on the Purchasers behalf in connection with the transactions contemplated by this Agreement and there are no brokerage commissions, finder’s fees or similar items of compensation in connection therewith based on any arrangement or agreement made by or on behalf of the Purchasers. The Purchasers will indemnify and hold the Company harmless against any liability or expense arising out of any such claim.

Section 3.6. Organization and Good Standing. Textile is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg and has all requisite corporate power and authority to carry on its business as now conducted.

Section 3.7. Corporate Power; Authorization. Textile has the corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Textile.

Section 3.8. No Conflicts or Violations. The execution, delivery and performance of this Agreement will not conflict with or, with or without notice or the lapse of time, result in any material default or in any material modification of (i) any provision of the certificate of incorporation or by-laws of Textile or (ii) the terms of any contract, agreement, obligation, commitment, license, indenture, mortgage, deed of trust, loan or credit agreement or any other agreement or instrument to which Textile is a party or any of its assets are bound, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Textile. The execution, delivery and performance of this Agreement by Textile will not violate any judgment, decree, statute, rule or regulation of any federal, state or local government or agency having jurisdiction over Textile or its assets.

ARTICLE IV

Additional Agreements

Section 4.1. Disposal of Property. The Company shall use commercially reasonable best efforts to complete by December 31, 2008, a closing of the sale of its Maryland facility for net cash proceeds of not less than Seven Hundred Fifty Thousand Dollars ($750,000).

Section 4.2.  Audit; Annual Report on Form 10-K. The Company shall file its Form 10-K for the fiscal year ended December 31, 2007, including Part III thereof and the audit report of the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007, with the SEC no later than May 15, 2008.

Section 4.3. Bonuses; Incentive Compensation. The Company shall not make any bonus payments in 2008 to its senior management, nor issue any bonus payments to such persons with respect to the Company’s financial performance for the fiscal year ended 31 December, 2008; provided, that, the Board of Directors of the Company may, with the Purchasers’ prior written consent, provide equity incentive compensation to senior management in lieu of bonuses of any other kind for the fiscal year ended December 31, 2008.

Section 4.4. Indemnity.  The Company hereby agrees to indemnify and hold harmless the Purchasers from and against any damages or loss arising out of or resulting from the transactions contemplated by this Agreement or the Related Documents to the extent any such claim or lawsuit is instigated or made by any stockholder or creditor of the Company (other than the Purchaser or their Affiliates), except in respect of (i) damages or loss resulting from orders or decrees to which the Purchasers are subject and where the consummation of the transactions contemplated by this Agreement and the Related Documents cause such damages or loss to arise under such orders or decrees (ii) liabilities to stockholders and creditors of the Company under agreements entered into by and between such stockholders and creditors of the Company and the Purchasers where the consummation of the transactions contemplated by this Agreement and the Related Documents cause such liabilities to arise under such agreements. Notwithstanding the foregoing, the Company shall be under no obligation to indemnity the Purchasers hereunder to the extent it is finally determined that any such damages or loss resulted directly from the fraud, willfull misconduct or gross negligence of the Purchasers. The remedies provided in this Section 4.4 will not be exclusive or limit any other remedies that may be available to the Purchasers.

Section 4.5. Fees. The Company shall pay fifty (50%) percent of the Purchasers’ reasonable legal fees incurred in connection with the transactions contemplated hereby or by the Related Documents.

Section 4.6. Incorporation of IRA Provision. Reference is made to Section 5 of the IRA, which provision is incorporated by reference herein, and if breached shall be deemed a breach by the Company of this Agreement.

ARTICLE V

Miscellaneous

Section 5.1. Survival of Representations. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and thereof and the acquisition by the Purchasers of the Company Shares for period of 36 months following the Closing.

Section 5.2. Parties in Interest. All agreements, representations and warranties contained in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

Section 5.3. Entire Agreement; Amendments and Waivers. This Agreement (including Schedule 1) and the Related Documents contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersede all prior agreements, written or oral, with respect thereto. Changes in or additions to this Agreement may be made only upon written consent of the Company and the Purchasers.

Section 5.4. Governing Law. This Agreement and the rights and obligations of the parties hereunder are to be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

Section 5.5. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally or sent by electronic mail or facsimile transmission, overnight courier, or certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by electronic mail or facsimile transmission during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, one day after deposit with an overnight courier, or if mailed, five (5) days after the date of deposit in the mails, as follows:

if to the Purchasers, to:

Textile Investment International S.A.
41, Avenue de la Gare
Luxembourg L-1611
Grand Duchy of Luxembourg
Fax: 001 352 2648 4747
Attention: Rene Faltz, Managing Director

with a copy to:

Friedman Kaplan Seiler & Adelman LLP
1633 Broadway
New York, New York 10019
Fax: (212) 833-1250
Attention: Barry A. Adelman, Esq.

if to the Company, to:

I.C. Isaacs & Company, Inc.
475 10th Avenue, 9th Floor
New York, New York 10018
Fax: ____________________
Attention: Robert S. Stec

with a copy to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Fax: (212) 750-8000
Attention: Terrence L. Shen, Esq.

Any party may by notice given in accordance with this section to the other parties designate another address or person for receipt of notices hereunder.

Section 5.6. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

Section 5.7. Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

Section 5.8. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provisions hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provisions as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first set forth above.

I.C. Isaacs & Company, Inc.

By:	/s/ Robert S. Stec
Name: Robert S. Stec
Title: Chief Executive Officer

Textile Investment International S.A.

By:	/s/ René Faltz /s/ Tom Felgen
Name: René Faltz & Tom Felgen
Title: Managing Directors

Olivier Bachellerie

/s/ Olivier Bachellerie

René Faltz

/s/ René Faltz

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1

Name	Portion of Purchase Price	Number of Company Shares
Textile Investment International S.A.	$1,000,000	5,000,000
Olivier Bachellerie	$500,000	2,500,000
Rene Faltz	$500,000	2,500,000
Total	$2,000,000	10,000,000

ANNEX A